Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 6, 2017

Relating to Prospectus Dated May 19, 2017

Registration Statement No. 333-217745

PARK HOTELS & RESORTS INC. ANNOUNCES

SECONDARY SALES OF UP TO 16,830,000 SHARES OF COMMON STOCK

MCLEAN, Va, November 6, 2017 – Park Hotels & Resorts Inc. (NYSE: PK) (“Park” or the “Company”) announced today that certain selling stockholders (the “Selling Stockholders”) affiliated with The Blackstone Group L.P. have informed the Company that they intend to sell, subject to market conditions, up to 16,830,000 shares of Park’s common stock in privately negotiated transactions pursuant to Park’s effective shelf registration statement. Following the closing of the sale of such 16,830,000 shares in one or more transactions and related distributions of the remaining 84,809 shares of Park’s common stock held by the Selling Stockholders to their respective partners, The Blackstone Group L.P. and its affiliated funds will no longer beneficially own any shares of Park’s common stock.

Park is not offering any shares of common stock in this transaction and will not receive any proceeds from the sale of shares by the Selling Stockholders.

The Selling Stockholders have further advised the Company that they are privately negotiating sales of the shares of common stock directly with certain investors.

Park has filed a registration statement on Form S-11 (File No. 333-217745) with the Securities and Exchange Commission (the “SEC”) for the transaction to which this communication relates. Before you invest in Park securities, you should read the prospectus in that registration statement and other documents Park has filed with the SEC for more complete information about Park and this transaction. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The current final prospectus, dated May 19, 2017, and supplements thereto dated June 1, 2017 (filed June 5, 2017), June 14, 2017, August 3, 2017, November 1, 2017 and November 3, 2017 are available on the SEC Web site through the following respective links:

https://www.sec.gov/Archives/edgar/data/1617406/000119312517176798/d364947d424b3.htm

https://www.sec.gov/Archives/edgar/data/1617406/000119312517194788/d400032d424b5.htm

https://www.sec.gov/Archives/edgar/data/1617406/000119312517202936/d352589d424b3.htm

https://www.sec.gov/Archives/edgar/data/1617406/000156459017015407/pk-424b3.htm

https://www.sec.gov/Archives/edgar/data/1617406/000156459017020775/pk-424b3.htm

https://www.sec.gov/Archives/edgar/data/1617406/000156459017021524/pk-424b3.htm

Alternatively, the Company will arrange to send you the prospectus and supplements thereto if you request them by calling toll-free at (800) 262-8408.

Nothing in this press release shall constitute a solicitation to buy or sell or an offer to buy or sell securities. The sale of shares in the proposed transaction will only be made pursuant to Park’s effective registration statement referred to above.

About Park Hotels & Resorts Inc.

Park Hotels & Resorts Inc. (NYSE: PK) is one of the largest publicly traded lodging real estate investment trusts with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. The Company’s portfolio currently consists of 67 premium-branded hotels and resorts with over 35,000 rooms located in prime U.S. and international markets with high barriers to entry.

Special Note About Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, the effects of competition and other non-historical statements. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements in this press release. Additional factors that could cause Park’s results to differ materially from those described in the forward-looking statements can be found under the sections entitled “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in Park’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC, as such factors may be updated from time to time in Park’s periodic reports or other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which they are made and Park undertakes no obligation to update or revise publicly any guidance or other forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

For more information, contact:

Ian Weissman

Senior Vice President, Corporate Strategy

703-584-7441

iweissman@pkhotelsandresorts.com

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